Exhibit 99.1

PRESS RELEASE

Gulfport Energy Closes Permian Asset Acquisition

OKLAHOMA CITY (December 20, 2007) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has successfully closed the acquisition of strategic assets in West Texas in the Permian Basin for approximately $85 million. The effective date of the transaction is November 1, 2007.

As previously announced on December 3, 2007, through this transaction Gulfport acquired 4,100 net acres with production of approximately 800 net barrels of oil equivalent (“BOE”) a day from 32 gross wells, predominately from the Wolfcamp formation. Existing production is approximately 64% oil, 23% natural gas liquids and 13% natural gas.

A recent independent external engineering report by Pinnacle Energy Services LLC estimates proved reserves net to Gulfport of 6.9 million BOE, of which 23% are classified as proved developed producing (PDP). Proved undeveloped (PUD) reserves included in this estimate are from 92 gross well locations on 40-acre units. The proved reserves are located in the Wolfcamp and Spraberry formations, which are generally characterized as long-lived, with predictable production profiles.

Gulfport estimates additional resource potential of 4.9 million BOE net to Gulfport of incremental probable resources from the remaining acreage assuming 40-acre units. Gulfport has identified 86 gross future development drilling locations.

Current plans include drilling 45 gross wells in 2008. The wells are expected to be drilled to approximately 10,200 feet at an estimated average gross completed well cost of $1.6 million. The gross estimated ultimate recovery (EUR), as provided by Pinnacle Energy Services, is expected to average 146,000 BOE per well with average net revenue interest of approximately 75%.

Gulfport funded this transaction predominately through a 4.5 million common share offering, which closed on December 12, 2007. The company received net proceeds of approximately $76 million from the equity offering.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds 511,000 acre position in the Alberta Oil Sands in Canada through its interest in Grizzly

Oil Sands ULC. Grizzly will be conducting its second winter evaluation drilling program in January 2008. In addition, Gulfport is participating in 13 wells in the Bakken play in the Williston Basin in North Dakota and has an interest in entities with acreage in Southeast Asia, including the producing Phu Horm gas field in Thailand.

Investor & Media Contact:

John Kilgallon
Director, Investor Relations jkilgallon@gulfportenergy.com
405-242-4474